Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made on January 2, 2007 (hereafter, the "Effective Date"), by and between Innova Pure Water, Inc., ("the Employer"), of addressStreet4951 Airport Parkway, Suite 500, CityAddison, StateTexas PostalCode75001 and Don. Harris, ("the Employee"), of 14181 Noel Road # 6305, placeCityAddison, StateTexas PostalCode75254.

A.

Employer is engaged in the business of designing, producing, marketing, selling, and supporting both water filtration products and, through a subsidiary company, computer software. The Employee will primarily perform the job duties at the Employer's headquarters.

B.

Employee has been previously retained by Numera Software Corporation, a wholly-owned subsidiary of Employer, as a Consultant in accounting and finance, software systems and applications, sales, marketing and management, at an hourly rate of $150.00.

C.

Employer desires to terminate the previous Consulting Agreement and obtain the full-time services of the Employee under the terms defined herein.

D.

Employee is willing to terminate the aforementioned Consulting Agreement and to be employed by Employer under the terms defined herein.

Therefore, the parties agree as follows:

1.

TERMINATION OF CONSULTING AGREEMENT. The Consulting Agreement between the parties is hereby terminated and shall have no further effect.

2.

EMPLOYMENT. Upon the Effective Date, the Employer shall employ and the Employee agrees to be employed as President and Chief Operating Officer of the Employer, and to accept appointment to and serve on the Board of Directors of Employer. The Employee shall report to the Board of Directors of the Employer. Nothing contained herein shall preclude Employee from engaging in any other investment or business activity, with prior approval of the Board, so long as said activity does not conflict with or interfere with the performance of the duties contemplated herein. The duties of the Employee shall be performed primarily in placeCityAddison, StateTexas. The Employer shall supply the Employee with all staff and resources necessary to fulfill his duties. The Employee may delegate his or her duties hereunder in a manner consistent with generally accepted methods and practices, or as authorized by instructions from the Board of Directors. Employee accepts and agrees to such employment, subject to the general supervision, advice, and direction of the Board of Directors. Employee shall also perform: (i) such other duties as are customarily performed by an employee in a similar position, and (ii) such other and unrelated services and duties as may be assigned to Employee from time to time by the Board of Directors.

3.

BEST EFFORTS OF EMPLOYEE. Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer. Such duties shall be provided at such place(s) as the needs, business, or opportunities of the Employer may require from time to time.

4.

COMPENSATION OF EMPLOYEE. As compensation for the services provided by the Employee under this Agreement, Employer will pay Employee a monthly salary of $10,000, payable in accordance with the Employer's usual payroll procedures, and under the further provisions defined below. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid, and for any commission, vacation, or other benefit earned in accordance with the Employer's customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and the Employer's customary procedures.

Employer and Employee stipulate that Employer is currently unable to pay the entire salary of Employee in cash on a timely basis. Employee therefore agrees to accept a portion of his salary in Employee’s common stock, preferred stock, and/or deferred compensation, to be determined each pay period based on the cash flow and profit position of the Employer. Employee further acknowledges that, as the chief operating officer of Employer, Employee has the primary responsibility for the profitability and cash flow of Employer, including the generation of funds for the payment of his and other salaries and expenses of operations.

5.

REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH EMPLOYER POLICY. The Employer will reimburse Employee for "out-of-pocket" expenses in accordance with Employer policies in effect from time to time.

6.

RECOMMENDATIONS FOR IMPROVING OPERATIONS. Employee shall provide Employer with all information, suggestions, and recommendations regarding Employer's business, of which Employee has knowledge that will be of benefit to Employer.

7.

INSURANCE BENEFITS. Employee acknowledges that Employer currently does not offer insurance benefits at the present time. When Employer does, however, offer such benefits Employee shall then be entitled to health, disability and life insurance benefits, to no less extent than such benefits are provided to any other officer, director, or employee.

8.

TERM. Employee's employment under this Agreement shall be for an unspecified term on an "at will" basis. Due to the importance of Employee’s position to the furtherance of Employer’s business purposes, this Agreement may only be terminated by either party upon one hundred eighty (180) days written notice to the other party. Employee shall continue to perform the duties as stated herein during the notice term, and to train his replacement, or perform any additional transitional duties specified by the Board of Directors, and shall continue to receive compensation as defined herein during the notification and transition period. Employer may, at its sole option, request the immediate termination of services provided by Employee, in which event Employee shall immediately vacate the position, but shall continue to receive compensation as defined herein for the mandatory one hundred eighty (180) day notice period.

9.

TERMINATION FOR CAUSE. If Employee is in violation of this Agreement, the Employee's employment may be terminated by the unanimous consent of the Board of Directors at a meeting duly called and held for such purpose, upon the clear and convincing showing of Adequate Cause. "Adequate Cause" is limited to: (i) a conviction of or a plea of guilty or nolo contendere by the Employee to a felony or misdemeanor involving fraud, embezzlement, theft or dishonesty or other criminal conduct, (ii) habitual neglect of the Employee's duties, or inability, refusal, or failure of the Employee to perform or observe any substantial lawful obligation of such employment, that is reasonable in comparison to the duties and obligations of employees of other similar companies in similar positions, that is not remedied within 30 business days after written notice thereof from the Employer or its Board of Directors. During such cure period Employer shall continue to be obligated to pay Employee all amounts referenced herein and provide benefits as provided herein. Upon termination of Employee's employment for Adequate Cause, Employee is entitled to compensation only to the date of such termination; such payment under this Agreement shall be the Employee's exclusive remedy.

10.

TERMINATION FOR DISABILITY. Employer shall have the option to terminate this Agreement, if Employee becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. Employer shall exercise this option by giving thirty (30) days written notice to Employee.

11.

INDEMNIFICATION. The Employer agrees to forever hold harmless Employee from any and all debts, liabilities, obligations, contracts, agreements, licenses and other arrangements of the Employer, past or future, including without limitation any taxes, any liability or obligation resulting from violations of any applicable laws or regulations by Employer or it’s other employees, contractors or agents, any employee liabilities relating to present and past employees of the Employer, or any Litigation pending or threatened against the Employer. The Employer shall defend, indemnify and hold Employee harmless, to the fullest extent permitted by law, as the same exists or may hereafter be amended, from any and all obligations of the Employer or in the event he has been made, or is threatened to be made, a party to, a named defendant in or a respondent in any proceedings (as hereinafter defined) because he: (i) is or was a director or officer of the Employer or a fiduciary within the meaning of the Executive Retirement Income Security Act of 1974 with respect to an employee benefit plan of the Employer; or (ii) is or was serving at the request of the Employer as a director, officer, partner, venturer, proprietor, trustee, fiduciary , employee, agent, or similar functionary of another foreign or domestic Company, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise. Such rights shall be in addition to any additional rights granted to officers and directors of the Employer for any reason including without limitation, in the Employer's Articles of Incorporation, Bylaws, Resolutions, or other documents. The Employee's rights granted herein shall include the right to be paid or reimbursed by the Employer for expenses incurred in defending any such proceeding in advance of its final disposition. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Employer within thirty days after a written request, the Employee may at any time thereafter bring suit against the Employer and/or the other shareholders of the Employer to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid also the expenses (including reasonable attorneys' fees) of prosecuting such claim.

Neither the failure of the Employer (including their respective Board of Directors or any committee thereof, special legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible or not permissible, shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of the Employee, such indemnification rights shall inure to the benefit of the Employee's heirs, executors, administrators, and personal representative. The grant of indemnification shall extend to proceedings involving the negligence of Employee. As used in herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, investigative or otherwise, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (including without limitation an action, suit, or proceeding by or in right of the Employer). To the fullest extent permitted by applicable law, the Employee shall not be liable to the Employer or The Employer or its shareholders for monetary damages for an act or omission in his or her capacity as an officer or director (including without limitation any such act or omission involving ordinary or gross negligence). This indemnification provision shall survive the termination of this Agreement and the termination of Employee's employment.

12.

COMPLIANCE WITH EMPLOYER'S RULES. Employee agrees to comply with all of the rules and regulations of Employer.

13.

RETURN OF PROPERTY. Upon termination of this Agreement, the Employee shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in the Employee's possession or under the Employee's control that is Employer's property or related to Employer's business.

14.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the placecountry-regionUnited States mail, postage paid, addressed as follows:

Employer:

Innova Pure Water, Inc.

addressStreet4951 Airport Parkway, Suite 500 CityAddison, StateTexas PostalCode75001

Employee:

Don. Harris

14181 Noel Road #6305 placeCityDallas, StateTexas PostalCode75254

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

15.

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

16.

AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

17.

SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

18.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

19.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of StateStateTexas. Employer:

INNOVA PURE WATER, INC.

/s/  Randal McClanahan

Randal McClanahan, Chairman of the Board

AGREED TO AND ACCEPTED. Employee:

/s/  Don Harris

Don. Harris